Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Ardent Health, Inc. for the registration of shares of its common stock, preferred stock and debt securities, and to the incorporation by reference therein of our report dated February 27, 2025, with respect to the consolidated financial statements of Ardent Health, Inc. (formerly Ardent Health Partners, Inc.), included in its Annual Report for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee

August 21, 2025